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                                                                    EXHIBIT 3(i)


                            CERTIFICATE OF AMENDMENT
                                       OF
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     CONSOLIDATED DELIVERY & LOGISTICS, INC.



         Consolidated Delivery & Logistics, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The name of Corporation is Consolidated Delivery & Logistics, Inc.

         2. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to effect the following amendment, which was adopted by the Board of Directors and by the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon, in accordance with the provisions of Section 242 of the Delaware General Corporation Law. To change the name of the Corporation from Consolidated Delivery & Logistics, Inc. to "CD&L, Inc.", the first paragraph of Article First of the Second Amended and Restated Certificate of Incorporation is deleted and the following is substituted in lieu thereof:

         FIRST: The name of the Corporation is "CD&L, Inc."

         IN WITNESS WHEREOF, the undersigned being the duly elected officer of the Corporation, has executed this Certificate of Amendment and affirms the statements contained therein on this 14th day of June, 2000.

                                      CONSOLIDATED DELIVERY & LOGISTICS, INC.



                                      By: _____________________________
                                            Albert W. Van Ness, Jr.
                                            Chief Executive Officer